SECOND AMENDMENT
TO THE
LINDE COMPENSATION DEFERRAL PROGRAM

Section 2.21 of the Linde Compensation Deferral Program, Amended and
Restated as of September 1, 2020, is hereby amended in its entirety, effective as of
January 1, 2024, as set forth below:

“2.21 Stock Value Rate” means the difference between the value of Linde’s common stock (a) as of the date amounts credited to the Plan are directed, by initial election or by reallocation, into the Stock Value Rate (or, in the case of initial deferrals of Company Contributions or of Variable Compensation Awards, the common stock value determined by the Committee in accordance with the last sentence of this Section), and (b) the date such amounts are paid out or withdrawn pursuant to Section 5. The Stock Value Rate shall include the value of any dividends paid on Linde’s common stock during the period for which the Stock Value Rate is being determined, as if such dividends were reinvested, when payable, in additional shares of Linde’s common stock purchased at the value of Linde’s common stock on the dividend payment date. Except as provided in the next sentence, the value of Linde’s common stock for purposes of this Section, shall mean the closing price of the stock on the National Association of Securities Dealers Automated Quotations (NASDAQ) on the relevant date of determination. In January of each Plan Year, the Committee shall determine the common stock value to be used in valuing deferrals of Variable Compensation Awards and Company Contributions to be awarded with respect to the immediately preceding Plan Year.”

By: /s/ David P. Strauss
David Strauss
Executive Vice President & Chief Human Resources Officer

Date: March 13, 2024